Exhibit 21

LIST OF SUBSIDIARIES

Telco Billing, Inc., a Nevada corporation

Velocity Marketing Concepts, Inc, a Nevada corporation

Local Marketing Experts, Inc., a Nevada corporation

Telco of Canada, Inc., a Nevada corporation

YPCOM.CA.Com, a corporation organized under the laws of Canada

LiveDeal, Inc., a California corporation

247 Marketing, LLC, a Nevada limited liability company

247 Marketing, Inc., a corporation organized under the laws of the Philippines

Velocity Local, Inc., a Delaware corporation